UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation.

Item 1: On May 2, 2017, Elliott issued the following statement, which was also posted by Elliott to www.NewArconic.com:

Elliott Management Releases Statement on City of Atlanta Firefighters’ Pension Fund v. Arconic Inc., et al

NEW YORK (May 2, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today released a statement on the latest developments on a lawsuit filed by the City of Atlanta Firefighters’ Pension Fund against Arconic Inc., et al:

In response to a shareholder lawsuit, Arconic last Friday claimed that the appointment by Arconic of Sean O. Mahoney, John C. Plant, and Ulrich Schmidt (the “2016 Incumbent Directors”) to Arconic’s Board in 2016 was the result of an “actual or threatened” solicitation of proxies by or on behalf of Elliott in January 2016. Prior to February 1, 2016, Elliott did engage in discussions with the Company relating to its business, operations and the proposed spin-off of the upstream aluminum business. However, at no time prior to February 1, 2016, when the Company appointed the 2016 Incumbent Directors, did Elliott solicit, or threaten to solicit, proxies in connection with Arconic’s 2016 Annual Meeting.

Item 2: On May 2, 2017, Elliott issued the following advertisements:

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